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Exhibit 99.1

Company Contact Tina S. Nova, Ph.D. President and Chief Executive Officer Genoptix, Inc. 760-268-6200 investorrelations@genoptix.com www.genoptix.com	Media Contact: Joleen Schultz Mentus jschultz@mentus.com 858-455-5500

Genoptix, Inc. Announces Closing of IPO and
Exercise in Full of Underwriters' Over-Allotment Option

SAN DIEGO, CA—November 2, 2007—Genoptix, Inc. announced today that it has closed its previously announced initial public offering of 5,000,000 shares and that the underwriters of the offering have exercised in full their 30-day option to purchase an additional 750,000 shares of common stock, which includes 450,000 shares sold by Genoptix and 300,000 shares sold by certain selling stockholders. The purchase price of the shares was $17.00 per share. Genoptix sold a total of 4,735,714 shares in the offering, resulting in net proceeds of approximately $72.7 million after deducting the underwriting discounts and commission and the estimated offering expenses.

The offering is being made through an underwriting syndicate led by Lehman Brothers Inc. acting as sole book-running manager. Banc of America Securities LLC is acting as joint lead manager and Cowen and Company, LLC as co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 29, 2007. This offering is being made solely by means of written prospectus. Copies of the final prospectus relating to the offering may be obtained by contacting Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, (fax): 631-254-7140, or e-mail qiana.smith@broadridge.com, or at the Securities and Exchange Commission's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Genoptix, Inc.

Genoptix is a specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to community-based hematologists and oncologists. Genoptix is headquartered in Carlsbad, California.

        This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Actual results may differ materially from those projected. Genoptix disclaims, however, any intent or obligations to update these forward-looking statements.

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  Exhibit 99.1
Genoptix, Inc. Announces Closing of IPO and Exercise in Full of Underwriters' Over-Allotment Option